CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Invesco Actively Managed Exchange-Traded Fund Trust of our report dated July 26, 2018, relating to the financial statements and financial highlights, which appears in the Fund’s (as listed in Appendix A) Annual Report on Form N-CSR for the year ended May 31, 2018. We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, “Statement of Additional Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

September 27, 2018

Appendix A

Fund Name	Formerly Known As	Predecessor Fund
Invesco Ultra Short Duration ETF	PowerShares Ultra Short Duration Portfolio	Guggenheim Ultra Short Duration ETF